For Immediate Release

Not for distribution to U.S. news wire services or dissemination in the United States.

BCE announces Cdn $750 million bought deal offering

MONTRÉAL, November 23, 2015 – BCE Inc. (TSX, NYSE: BCE), Canada’s largest communications company, announced today that it has entered into an agreement with a syndicate of underwriters led by BMO Capital Markets and RBC Capital Markets, together with CIBC World Markets, National Bank Financial and TD Securities, under which the underwriters have agreed to buy on a bought deal basis 13,140,000 common shares (common shares), at a price of Cdn $57.10 per common share for gross proceeds of Cdn $750,294,000. BCE has granted the underwriters an option, exercisable at the offering price for a period of 30 days following the closing of the offering, to purchase up to an additional 15% of the offering to cover over-allotments, if any. Should the over-allotment option be fully exercised, the total gross proceeds of the offering will be Cdn $862,838,100. The offering is expected to close on or about December 11, 2015 and is subject to all necessary regulatory approvals.

The net proceeds of the offering will be used for general corporate purposes including reducing financial leverage.

The common shares will be offered by way of a short form prospectus in all of the provinces of Canada and may also be offered by way of private placement in the United States.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release are forward-looking statements, including, but not limited to, statements relating to the expected timing and completion of the proposed sale of common shares, the intended use of the net proceeds of such sale and other statements that are not historical facts. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the above-mentioned proposed sale of common shares is subject to the receipt of all necessary regulatory approvals, as well as customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of common shares will occur, or that it will occur at the expected time indicated in this news release.

About BCE
Canada’s largest communications company, BCE provides a comprehensive and innovative suite of broadband communication services to residential and business customers from Bell Canada and Bell Aliant. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media, including CTV, Canada’s #1 television network, and the country’s most-watched specialty channels. To learn more, please visit BCE.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns, like Clara’s Big Ride for Bell Let’s Talk and Bell Let’s Talk Day, and significant Bell funding of community care and access, research, and workplace initiatives. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Jean Charles Robillard
(514) 870-4739
jean—charles.robillard@bell.ca

Investor inquiries:

Thane Fotopoulos
(514) 870-4619
thane.fotopoulos@bell.ca

“Notwithstanding any reference to BCE Inc.’s Web site on the World Wide Web in the documents attached hereto, the information contained in BCE Inc.’s site or any other site on the World Wide Web referred to in BCE Inc.’s site is not a part of this Form 6-K and, therefore, is not furnished to the Securities and Exchange Commission.”